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                           RANDOM LIBRARY AGREEMENT


     This RANDOM LIBRARY AGREEMENT (the "Agreement"), effective as of December 31, 1995 (the "Effective Date"), is made by and between Pharmacopeia, Inc., a Delaware corporation having a principal place of business at 101 College
Road East, Princeton, New Jersey 08540 ("Pharmacopeia"), and Bayer Corporation, an Indiana corporation having a principal place of business at 400 Morgan Lane, West Haven, Connecticut 06516 ("Bayer").

                                  BACKGROUND

     A. Pharmacopeia has developed novel proprietary methods for the generation of encoded compound libraries. Pharmacopeia believes that its proprietary technology, by rapidly producing diverse and targeted compound libraries, will accelerate the drug discovery process and increase productivity of drug discovery programs.

     B. Bayer wishes to obtain from Pharmacopeia certain Bayer Random Libraries (as hereinafter defined) to be screened by Bayer against targets chosen by Bayer, and Pharmacopeia is willing to provide such Bayer Random Libraries to Bayer, on the terms and conditions set forth herein.

     C. On even date herewith, Bayer and Pharmacopeia have entered into a Collaboration Agreement.

     D. Bayer and Pharmacopeia are entering into a Stock Purchase Agreement, pursuant to which Bayer has agreed to purchase, and Pharmacopeia has agreed to sell to Bayer, shares of Pharmacopeia Common Stock.

     NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     1.1 "ACTIVE COMPOUND" shall mean a Library Compound that Bayer (or its designee) designates pursuant to Section 2.5 herein.

     1.2 "AFFILIATE" shall mean any corporation or other business entity which during the term of this Agreement controls, is controlled by or is under common control with Pharmacopeia or Bayer but only for so long as such entity controls, is controlled by, or is under common control with Pharmacopeia or Bayer. For this purpose, control means the possession of the power to direct or cause the direction of the management and the policies of an entity whether through ownership directly or

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indirectly of fifty percent (50%) or more of the stock entitled to vote, and for non-stock organizations, the right to receive over fifty percent (50%) of the profits by contract or otherwise, or if not meeting the preceding requirements, any company owned or controlled by or owning or controlling Pharmacopeia or Bayer at the maximum control or ownership right permitted in a country where such company exists.

     1.3 "AGREEMENT COMPOUND" shall mean any Active Compound or Derivative Compound. Agreement Compounds shall not include Excluded Products.

     1.4 "AGREEMENT PRODUCT" shall mean any product, including bulk active ingredients, containing an Agreement Compound, except Excluded Products.

     1.5 "BAYER RANDOM LIBRARY" shall mean any chemical compound library prepared by or on behalf of Pharmacopeia containing compounds based on structures selected by Pharmacopeia, solely or with the guidance of the RSC, and transferred to Bayer pursuant to this Agreement.

     1.6 "BAYER TECHNOLOGY" shall mean any patent application filed after the Effective Date and before the Cutoff Date (or a division, continuation or continuation-in-part of any such patent application) or any patent issuing on any of the preceding including reissues or re-examinations, which is owned or controlled, in whole or part, by Bayer or its Affiliates at any time during the term of this Agreement that claims the synthesis, composition of matter or method of use of a Library Compound or Agreement Compound.

     1.7 "COLLABORATION AGREEMENT" shall mean that certain Collaboration Agreement of even date herewith entered by and between Pharmacopeia and Bayer.

     1.8 "COLUMBIA LICENSE" shall mean that certain License Agreement effective as of July 16, 1993, as amended and restated as of October 6, 1995, entered by and between Pharmacopeia, Inc., the Trustees of Columbia University in the City of New York and the Cold Spring Harbor Laboratory.

     1.9 "CONSUMER PRICE INDEX" or "CPI" means the Consumer Price Index, All Urban Consumers, as published by the U.S. Bureau of Labor Statistics.

     1.10 "CUTOFF DATE" means the date, with respect to any Derivative Compound, [ * * * ] years following the designation of the Active Compound from which such Derivative Compound was derived.

     1.11 "DERIVATIVE COMPOUND" shall mean, with respect to compounds possessing activity against a specific molecular target, any compound derived by Pharmacopeia, Bayer, or its Affiliates or Sublicensees, or a third party under authority from Bayer, from a Library Compound. As used herein, a compound shall be deemed

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to have been "derived from" a Library Compound if it,  [ * * * ]  . It is understood that "Derivative Compound" shall include any compound derived from a Library Compound or from another Derivative Compound. It is further understood that Derivative Compound shall not include compounds "derived from" Excluded Products.

     1.12 "DEVELOPMENT CANDIDATE" shall have the meaning set forth in Section 4.2.4.

     1.13 "EXCLUDED PRODUCT" shall mean any product which contains:

          (i) a Library Compound which is screened by Bayer, which compound existed in Bayer's in-house chemical sample collection, as shown by contemporaneous documentation, prior to the RSC's selection of the initial Bayer Random Library containing such Library Compound or the RSC's commencement of the design of a Bayer Random Library containing such Library Compound, as the case may be; or

          (ii) any Derivative Compound having activity against the same specific molecular target as an Active Compound, which Derivative Compound is conceived and synthesized by Bayer or its Affiliates after the Cut-off Date of such Derivative Compound; or

          (iii) a compound, other than a Derivative Compound, conceived and synthesized by Bayer or its Affiliates or by a third party under the authority of Bayer, independently of the intellectual property developed through the activities set forth in subsections (i)-(iii) of Section 1.11, as shown by contemporaneous documentation; or

          (iv) any Derivative Compound which Bayer incorporates into its in-house chemical sample collection, and

                (a) which is determined by Bayer or its Affiliates to have biological activity with respect to any additional target against which no Library Compound was screened, and which Bayer elects to commercialize solely for use with respect to such additional target, or

                (b) which is determined by Bayer or its Affiliates to have biological activity with respect to a target against which no Library Compound displayed any activity, and which Bayer elects to commercialize solely for use with respect to such target.

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     1.14  "EXCLUDED TECHNOLOGY" means any intellectual property owned or licensed by Pharmacopeia and its Affiliates relating to the creation or use of encoded combinatorial libraries, tag and/or marker compound engineering and encoding, proprietary database and computational technology and/or high throughput screening assays.

     1.15  "EXCLUSIVITY PERIOD" shall mean:

           (i) with respect to all Library Compounds contained in any Bayer Random Library supplied to Bayer pursuant to Section 2.1 below, that period commencing on the date Pharmacopeia provides Bayer notice that all compounds of any such Library are available to be shipped to Bayer (the "Notice Date") and continuing until [ * * * ] of the Notice Date, or such later date as may be established under Section 2.4 below; and

           (ii) for Active Compounds originating in such a library, for so long as Bayer (or its Affiliates or Sublicensees) are using diligent efforts as set forth in Section 6.1 to actively develop and commercialize a particular Agreement Product based on such Active Compound.

     1.16 "FDA" means the U.S. Food and Drug Administration or any corresponding foreign registration or regulatory authority.

     1.17 "IND" shall mean an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder for initiating clinical trials in the United States, or any corresponding foreign application, registration or certification.

     1.18 "INITIAL TERM" shall have the meaning set forth in Section 1.18 of the Collaboration Agreement.

     1.19 "LEAD COMPOUND" shall have the meaning set forth in Section 4.2.3 below.

     1.20 "LIBRARY COMPOUND" shall mean any compound which is or was contained in a Bayer Random Library.

     1.21 "LICENSED TECHNOLOGY" shall mean Existing Patent Rights, Future Patent Rights, Existing Know-How and Future Know-How. It is understood that the Licensed Technology shall not include the Excluded Technology.

           1.21.1 "EXISTING PATENT RIGHTS" shall mean (i) all patents and patent applications existing as of the Effective Date that claim any Active Compound or Derivative Compound, or method of use or process for the synthesis thereof or

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composition-of-matter thereof, and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and any substitutions, confirmations, registrations, revalidations, or additions of any of the foregoing, in each case, which is owned or controlled, in whole or part, by license, assignment or otherwise by Pharmacopeia during the term of this Agreement, and subject to any limitations and prohibitions of such license or sublicense.

          1.21.2 "FUTURE PATENT RIGHTS" shall mean (i) all patents and patent applications claiming an Active Compound or Derivative Compound or method of use or process for the synthesis thereof conceived and reduced to practice by Pharmacopeia in the period from the Effective Date until the expiration of the last to expire Exclusivity Period of the Bayer Random Libraries provided hereunder; and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and any substitutions, confirmations, registrations, revalidations, or additions of any of the foregoing, in each case, which is owned or controlled, in whole or part, by license, assignment or otherwise by Pharmacopeia during the term of this Agreement.

          1.21.3 "EXISTING KNOW-HOW" shall mean all ideas, inventions, data, know-how, instructions, processes, formulas, expert opinion and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, existing as of the Effective Date, owned or controlled in whole or part by Pharmacopeia by license, assignment or otherwise, in each case, which is necessary for the development, manufacture, use or sale or commercialization of Agreement Products, in each case, to the extent Pharmacopeia has the right to license or sublicense the same, and subject to any limitations and prohibitions of such license or sublicense. Excluded from Existing Know-How are any inventions otherwise included in the Existing Patent Rights.

          1.21.4 "FUTURE KNOW-HOW" shall mean all ideas, inventions, data, know-how, instructions, processes, formulas, expert opinion and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, owned or controlled by Pharmacopeia, in whole or part, by license, assignment or otherwise in the period from the Effective Date until the expiration of the last to expire Exclusivity Period of the Bayer Random Libraries provided hereunder, in each case, which is necessary for the development, manufacture, use, sale or commercialization of Agreement Products. Excluded from Future Know-How are any inventions otherwise included in the Future Patent Rights.



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     1.22  "MAJOR COUNTRY" shall mean any of the United States, Canada,
Japan, the United Kingdom, France, Germany, Italy or Spain.

     1.23 "NDA" shall mean a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification.

     1.24 "NET SALES" shall mean the invoice price of Agreement Products sold by Bayer or its Affiliates or Sublicensees to third parties, less, to the extent included in such invoice price the total of: (1) ordinary and customary trade discounts actually allowed; (2) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (3) freight, postage, insurance and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (4) excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business. Net Sales shall also include the amount or fair market value of all other consideration received by Bayer or its Affiliates or Sublicensees in respect of Agreement Products, whether such consideration is in cash, payment in kind, exchange or another form. In the case of pharmacy incentive programs, hospital performance incentive chargebacks, similar programs or discounts on "bundles" of products, Bayer may with notice to Pharmacopeia discount the bona fide list price of an Agreement Product by the average percentage discount of all Bayer products in a particular "bundle", calculated as follows:


                    Average percentage              A
                    discount on a          =   ------------  X 100
                    particular "bundle"             B


where A equals the total discounted price of a particular "bundle" of products, and B equals the sum of the undiscounted bona fide list prices of each unit of every product in such "bundle". Bayer shall provide Pharmacopeia documentation, reasonably acceptable to Pharmacopeia, establishing such average discount with respect to each "bundle". If an Agreement Product is not sold separately and no bona fide list price exists for such Agreement Product, the parties shall negotiate in good faith an imputed bona fide list for such Agreement Product.

     1.25 "NOTICE DATE" shall have the meaning set forth in Section 1.15 (i) of this Agreement.

     1.26 "PHASE I", "PHASE II", and "PHASE III" shall mean Phase I (or Phase I/II), Phase II (or Phase II/III), or Phase III clinical trials, respectively, in each case as prescribed by applicable FDA IND Regulations, or any corresponding foreign statutes, rules or regulations.



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     1.27  "RESEARCH PROGRAM" shall have the meaning set forth in Section 2.1 of the Collaboration Agreement.

     1.28 "RESEARCH PLAN" shall have the meaning set forth in Section 2.3 of the Collaboration Agreement.

     1.29 "RESEARCH STEERING COMMITTEE" OR "RSC" shall have the meaning set forth in Section 3.1 of the Collaboration Agreement.

     1.30 "SUBLICENSEE" shall mean with respect to a particular Agreement Compound or Agreement Product, a third party to whom Bayer has granted a sublicense or other right under the related Licensed Technology to make, have made, import, have imported, use and have used such Agreement Compound, or to make, have made, use, have used, import, have imported, offer for sale, have sold and/or sell such Agreement Product. As used in this Agreement, it is understood that "Sublicensee" shall also include (i) any third party to whom Bayer or a Bayer Affiliate has granted the right to distribute an Agreement Product, provided that such third party has the primary responsibility for marketing and promotion at its expense of such Agreement Product within the field or territory for which such distribution rights are granted, which marketing and promotional activities are not subsidized by Bayer, or (ii) any third party which uses or sells any Agreement Product under any direct or indirect grant of rights or authorization by Bayer or a Bayer Affiliate to have used or have sold such Agreement Product.

                                  ARTICLE 2
                                  LIBRARIES

     2.1 BAYER RANDOM LIBRARIES. Subject to the terms and conditions of this Agreement, during each year during the two (2) year period commencing on February 2, 1996, Pharmacopeia shall provide two (2) Bayer Random Libraries to Bayer for screening by Bayer. The Bayer Random Libraries shall be provided in [ * * * ] sets of plates (each set containing [ * * * ] copies of plates, sufficient to perform [ * * * ] assays in duplicate), in the format as set forth on Exhibit A. The initial Bayer Random Library will be provided to Bayer from Pharmacopeia's collection of Bayer Random Libraries, and shall be selected by the RSC based on Pharmacopeia's description of such Bayer Random Libraries, pursuant to the procedure as set forth in the Research Plan. The remaining Bayer Random Libraries subject to this Agreement shall, at the RSC's discretion and direction, be either designed solely by Pharmacopeia or with guidance from the RSC; provided, however, the design of such Bayer Random Libraries must be technically feasible, as reasonably determined by Pharmacopeia. As used herein, "technically feasible" means
[ * * * ]

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                                   [ * * * ]

     2.2 DELIVERY. The Bayer Random Libraries shall be available for delivery to Bayer as soon as practicable and if technically feasible no later than [ * * * ] or such other time as the parties may agree. [Deliveries of plates, rearrays and decodes shall all be subject to the terms set forth on Exhibit A.



     2.3 EXCLUSIVITY PERIODS. The Bayer Random Libraries provided to Bayer hereunder shall not have been provided to third parties or screened by Pharmacopeia for third parties before delivery to Bayer, and shall not contain compounds contained in any other Bayer Random Library. To provide Bayer a period of exclusivity for screening of the Bayer Random Libraries, Pharmacopeia agrees that until the termination of the Exclusivity Period for a Bayer Random Library, as such period may be extended, Pharmacopeia shall not deliver to any third party a compound library containing compounds within such Bayer Random Library and shall not itself use such Bayer Random Libraries, except as permitted pursuant to Section 3.5, or as approved by Bayer in writing.

     2.4  ANNUAL EXTENSIONS OF EXCLUSIVITY PERIOD.

          2.4.1 RIGHT TO EXTEND. With respect to Bayer Random Libraries delivered to Bayer pursuant to Section 2.1, Bayer shall have the right to extend the Exclusivity Period with respect to any particular Bayer Random Library [ * * * ] by notifying Pharmacopeia no later than sixty (60) days prior to the date on which such Exclusivity Period will expire, and concurrently paying to Pharmacopeia a maintenance fee of [ * * * ] per year for each such Bayer Random Library. Such maintenance fee shall be fully creditable against any milestones paid by Bayer to Pharmacopeia with respect to Agreement Compounds (including Derivative Compounds) originating from such Bayer Random Library.

          2.4.2 LOSS OF RIGHTS. After the end of the Exclusivity period with respect to any Bayer Random Library, Bayer shall have no further rights with respect to that Bayer Random Library or any Library Compounds included therein except those Library Compounds designated as Active Compounds pursuant to Section 2.5 below during the applicable Exclusivity Period, except as provided in (a) below, or as Bayer and Pharmacopeia may otherwise agree.

                 (a) It is understood that after the Exclusivity Period of a Bayer Random Library, as such period may be extended, Pharmacopeia and Bayer may each subsequently use such Bayer Random Library, and Pharmacopeia may provide such Bayer Random Library to others, subject to the terms and conditions set forth in

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this Agreement. It is understood that either Pharmacopeia or Bayer may seek patent rights on its sole behalf with respect to any Library Compound which such party determines has patentable utility, provided that such Library Compound is (i) not an Active Compound and not within the scope of a patent application or patent within the Licensed Technology or Bayer Technology, or
(ii) is an Active Compound with respect to which Bayer has not met the diligence requirements set forth in Section 6.1, and has not retained rights pursuant to Section 6.2.

                 (b) In the event that Pharmacopeia determines that any Library Compound which is not an Active Compound and which is claimed in a Bayer patent application or patent claiming an Active Compound has a biological activity distinct from the utility claimed in such patent application or patent, and does not have the utility claimed by Bayer, Pharmacopeia may provide Bayer with evidence reasonably demonstrating that such Library Compound does not have the utility claimed by Bayer. Bayer shall have a period of 90 days from receipt of such notice in which to provide Pharmacopeia with evidence reasonably demonstrating that such Library Compound has the utility claimed in the patent application or patent. In the event that Bayer fails to provide such evidence, Bayer and its Affiliates agree to grant and hereby grants to Pharmacopeia, an exclusive, worldwide, royalty-free license, with the right to grant and authorize sublicenses, under any applicable Joint Inventions and Bayer Technology necessary to make, have made, use, have used, import, have imported, sell, have sold and offer for sale such Library Compound or products based thereon.

     2.5 RIGHT TO DESIGNATE ACTIVE COMPOUNDS. Except with regard to Excluded Products, it is understood that Bayer or its Affiliates or Sublicensees may not develop or commercialize any Library Compound or any Derivative Compound developed from a Library Compound, unless such Library Compound has been designated as an Active Compound. Bayer shall have the right to designate any Library Compound in such Bayer Random Library as an Active Compound as follows.

          2.5.1 DECODING BY PHARMACOPEIA. At such time as Pharmacopeia has identified the structure of a Library Compound with activity in a particular biological assay to Bayer following a request for decoding by Bayer, that compound shall automatically be designated an Active Compound.

          2.5.2 IDENTIFICATION BY BAYER. In the event that Bayer or its Affiliates or Sublicensees identifies, without decoding by Pharmacopeia pursuant to Section 2.7 below, a particular Library Compound with activity in a particular biological assay, Bayer shall give Pharmacopeia notice identifying such Library Compound and indicating that it wishes to designate such Library Compound as an Active Compound. Such Library Compound shall be designated an Active Compound as of the date of Pharmacopeia's receipt of such notice.


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     2.6  REARRAYS. During the Exclusivity Period of a particular Bayer
Random Library, as it may be extended, and for six (6) months thereafter at Bayer's request, Pharmacopeia shall [ * * * ] rearray (at one compound per well) up to [ * * * ] wells identified by Bayer in the initial [ * * * ] sets of plates. In the event that Bayer requests further rearrays during such period, Pharmacopeia agrees to perform such tasks at a cost of [ * * * ] per additional rearray. In the event that Bayer requests further rearrays after the foregoing period, and Pharmacopeia agrees to perform such rearrays, the cost of each such rearray shall increase as set forth in Section 2.13. Pharmacopeia shall invoice Bayer for any such costs subject to this Section, and Bayer shall pay such invoice within thirty (30) days of receipt.

     2.7 DECODING. During the Exclusivity Period of a particular Bayer Random Library, as it may be extended, and for six (6) months thereafter, at Bayer's request, Pharmacopeia shall [ * * * ] decode up to [ * * * ] active structures in the initial [ * * * ] sets of plates. In the event that Bayer requests further decodes during such period, Pharmacopeia agrees to perform such tasks at a cost of [ * * * ] per additional structure decoded. In the event that Bayer requests further decodes after the foregoing period, and Pharmacopeia agrees to perform such decodes, the cost of each decode shall be increased as set forth in Section 2.13. Pharmacopeia shall invoice Bayer for any such costs subject to this Section, and Bayer shall pay such invoice within thirty (30) days of receipt.

     2.8 SYNTHESIS. [ * * * ] Bayer may request that Pharmacopeia synthesize up to [ * * * ] of up to [ * * * ] Active Compounds from the initial [ * * * ] sets of plates for each Bayer Random Library subject to
Section 2.1 above, and Pharmacopeia shall deliver such material to Bayer within sixty (60) days after a written request therefor; provided, Pharmacopeia shall have no obligation to synthesize an aggregate of more than [ * * * ] compounds per month.

     2.9  ADDITIONAL COPIES OF LIBRARIES.

          2.9.1 UNTIL THE FIRST ANNIVERSARY OF THE NOTICE DATE. Until the first anniversary of the Notice Date of a particular Bayer Random Library, Bayer may provide Pharmacopeia notice that Bayer wishes to obtain one or more additional samplings of a particular Bayer Random Library for further screening, and Pharmacopeia will deliver plates containing such sampling to Bayer as soon as practicable. Bayer shall pay Pharmacopeia [ * * * ] for each additional set of plates (i.e., [ * * * ] suitable for one additional assay). Pharmacopeia shall invoice Bayer for such costs, and Bayer shall pay such invoice within thirty (30) days of receipt. At Bayer's request
[ * * * ] , for each set of plates Pharmacopeia shall rearray up to [ * * * ] wells in such set of plates, decode up to [ * * * ] active structures that demonstrate activity against any of the targets in Bayer's screening assays, and resynthesize up to [ * * * ] of [ * * * ] Active Compound. In the event that Bayer requests further

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decodes or rearrays, Pharmacopeia agrees to perform such tasks at cost of
[ * * * ] per additional rearray and [ * * * ] per additional structure decoded. Pharmacopeia shall invoice Bayer for any such costs, and Bayer shall pay such invoice within thirty (30) days of receipt.

          2.9.2 AFTER THE FIRST ANNIVERSARY OF THE NOTICE DATE. After the first anniversary of the Notice Date, until [ * * * ] after the Notice Date of a particular Bayer Random Library, Bayer may provide Pharmacopeia notice that Bayer wishes to obtain [ * * * ] additional samplings of a particular Bayer Random Library for further screening, and Pharmacopeia will deliver plates containing any such sampling to Bayer as soon as practicable. Bayer shall pay Pharmacopeia [ * * * ] for each additional set of plates (i.e., two copies suitable for one additional assay); provided, if Pharmacopeia's costs of preparing plates decrease following the Notice Date as the result of cost-reducing process improvements (if any), Pharmacopeia agrees to reduce the fee to provide Bayer the benefit thereof. However, Pharmacopeia shall not be obligated to provide any such plates to Bayer [ * * * ] Pharmacopeia shall invoice Bayer for such costs, and Bayer shall pay such invoice within thirty (30) days of receipt. At Bayer's request [ * * * ] for each set of plates Pharmacopeia shall rearray up to [ * * * ] wells in such set of plates, decode up to [ * * * ] active structures that demonstrate activity against any of the Bayer Targets in Bayer's screening assays and resynthesize up to [ * * * ] of [ * * * ] Active Compound. In the event that Bayer requests further decodes or rearrays, Pharmacopeia agrees to perform such tasks at a cost of [ * * * ] per additional rearray and [ * * * ] per additional structure decoded. Pharmacopeia shall invoice Bayer for any such costs, and Bayer shall pay such invoice within thirty (30) days of receipt.

    2.10 REPORTS. During the term of this Agreement, Bayer shall provide Pharmacopeia with written semi-annual reports within thirty (30) days of the end of each six (6) month period providing at least the following information regarding the status of all Agreement Compounds: (i) identification on a coded basis, of all targets against which each Agreement Compound demonstrated activity (i.e., with targets designated by an identification number selected by Bayer); (ii) description of the status of research and development activities conducted with respect to each target relating to Agreement Compounds; and (iii) the status of all patent applications claiming such Agreement Compounds. Such reports shall contain sufficient information to allow Pharmacopeia to monitor Bayer's compliance with this Agreement, including without limitation, Bayer's obligations with respect to due diligence and the accomplishment of the milestones set forth in Section 4.2 below. Until first commercial introduction of each royalty-bearing Agreement Product by or on behalf of Bayer hereunder, Bayer shall keep Pharmacopeia apprised of the status of the pre-clinical, clinical and commercial development of that Agreement Product by semi-annually providing Pharmacopeia with a written report detailing such activities with respect to each applicable Agreement Product during the term of this Agreement. All reports and

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information provided under this Section 2.10 shall be deemed Confidential
Information of Bayer.

    2.11 TECHNOLOGY TRANSFER. Subject to Section 3.7 below, to maximize the success of the Research Program, Pharmacopeia and Bayer shall exchange agreed information and materials relating to solid-phase chemical synthesis; provided, Pharmacopeia shall have no obligation to disclose to Bayer any materials or information relating to the Excluded Technology.

    2.12 RETAINED RIGHTS. Pharmacopeia shall retain ownership of the tangible property embodied in the physical Bayer Random Libraries and the Library Compounds therein provided to Bayer hereunder. It is understood that Bayer shall have certain license and patent rights with respect to such Library Compounds under this Agreement.

    2.13 CPI ADJUSTMENT. Beginning six (6) months after the [ * * * ] of the Notice Date of a particular Bayer Random Library, the charges for rearrays and decoding set forth in Sections 2.6 and 2.7, respectively, shall annually increase to reflect the cumulative increase in the CPI, using 1996 as the base date.

                               ARTICLE 3
                               LICENSES

    3.1 LICENSE TO BAYER. Subject to the terms and conditions of this Agreement, Pharmacopeia agrees to grant, and hereby grants to Bayer and its Affiliates an exclusive, worldwide license under the applicable Licensed Technology, to make, have made, import, have imported, use and have used Agreement Compounds, and to make, have made, import, have imported, use, have used, offer for sale, have sold and sell Agreement Products. It is understood that such licenses shall include the right to discover and develop Agreement Compounds and Agreement Products and to conduct drug research during the term of this Agreement.

    3.2 SUBLICENSES. Subject to their terms and conditions of this Agreement, Bayer (but not its Affiliates) shall have the right to sublicense the rights granted in Section 3.1 above; provided, Bayer shall not transfer any Bayer Random Library to any third party. Each sublicense granted by Bayer shall be consistent with all the terms and conditions of this Agreement and the Columbia License, and subordinate thereto, and Bayer shall remain responsible to Pharmacopeia for the compliance of each such Sublicensee with the financial and other obligations due under this Agreement. Such Sublicensees shall not have the right to grant further sublicenses, or grant third parties the right to have used or have sold the Agreement Compounds or Agreement Products, and such sublicenses may not be assigned or transferred to any third party without the prior written consent of Pharmacopeia. Promptly following the execution of

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                                  -12-
any sublicense, Bayer shall notify Pharmacopeia of the existence and identity of each Sublicensee.

     3.3  THIRD PARTY RIGHTS:

          3.3.1 OVERLAPPING RIGHTS. Its is understood that Pharmacopeia is in the business of providing combinatorial libraries to third parties, and that Pharmacopeia will grant such third parties rights after the Effective Date to acquire licenses for compounds derived from such libraries similar to Bayer's rights under this Article 3. Notwithstanding the licenses granted above, it is possible that a third party may acquire rights from Pharmacopeia with respect to one or more compounds of which Pharmacopeia is a sole or joint owner; accordingly, Pharmacopeia's grant of rights in this Article 3 is limited to the extent that (i) a third party (either alone or jointly with Pharmacopeia) has filed a patent application with respect to such a compound prior to the filing by Bayer (either alone or jointly with Pharmacopeia) of a patent application with respect to such a compound, or (ii) Pharmacopeia has previously granted a third party a license or other rights with respect to such a compound, and subject to any such grant of rights to a third party.

          3.3.2 NO LIABILITY. It is understood and agreed that, even if Pharmacopeia complies with its obligations under this Agreement, compounds provided to third parties in the course of Pharmacopeia's other business activities may result in third party patent applications and patents, including patent applications and patents owned by such third parties, or owned jointly by Pharmacopeia and such third parties, which could conflict with patent applications and patents owned by Bayer, or jointly owned by Bayer and Pharmacopeia hereunder. Pharmacopeia will use its reasonable efforts to avoid such conflict and, unless Bayer is damaged as a proximate result of a material breach by Pharmacopeia of the terms of Article 2 or any of the representations and warranties in Article 9, then Pharmacopeia shall have no liability under this Agreement with respect to any such conflict.

     3.4 COLUMBIA SUBLICENSE. Subject to the terms and conditions of this Agreement and the Columbia License, if necessary, Pharmacopeia will grant to Bayer and its Affiliates and directly to Bayer's Sublicensees a non-exclusive, worldwide sublicense, without the right to sublicense, under the Columbia License, to make, have made, import, have imported, use and have used Agreement Compounds, and make, have made, import, have imported, use, have used, offer for sale, have sold and sell Agreement Products. It is understood and agreed that such sublicenses do not include the right to create, make or have made encoded combinatorial libraries, tags, markers or other encoding compositions, or use methods or processes relating to encoded combinatorial libraries, tags, markers, or other encoding compositions, except as expressly provided in this Agreement. In the event the Columbia License is terminated, Bayer may become a licensee under the Columbia License, to the extent and by the procedure provided for in the Columbia License.

     3.5 RESEARCH LICENSE. Notwithstanding Section 3.1 above, Pharmacopeia shall retain the right under the Licensed Technology to make, have made and use Library Compounds for its own research purposes (i.e., to develop, improve and validate its technology and intellectual property). Pharmacopeia agrees not to conduct research or have research conducted on its behalf pursuant to this Section which would adversely affect Bayer's ability to commercialize Agreement Compounds pursuant to this Agreement or which would jeopardize the commercial or research value of the Bayer Technology.

     3.6 NO PRODUCTS OTHER THAN AGREEMENT PRODUCTS. Except as otherwise agreed or specifically provided in the terms of this Agreement, neither Bayer nor its Affiliates or Sublicensees shall commercialize any Library Compound or Agreement Compound, other than as an Agreement Product in accordance with this Agreement.

     3.7 TECHNOLOGY TRANSFER. Each party hereby grants to the other a worldwide, non-exclusive, royalty-free license, with the right to grant sublicenses, to use for all purposes all information and materials transferred to the other pursuant to Section 2.11 above which is necessary for solid-phase synthesis of Bayer Random Libraries.

     3.8 BAYER AFFILIATES. Attached hereto as Exhibit B is a complete list of Bayer's Affiliates which shall have the right to practice the license rights granted in Section 3.1 above. Bayer Affiliates not listed on Exhibit B, as may be amended from time to time, shall not have the right to practice such licenses. During the term of the Agreement, Bayer may amend Exhibit B with notice to Pharmacopeia.

                                 ARTICLE 4
                                 PAYMENTS

     4.1 LIBRARY PREPARATION FEE. In consideration for the Bayer Random Libraries prepared for Bayer hereunder, Bayer agrees to pay to Pharmacopeia a fee of [ * * * ] for each Bayer Random Library subject to Section 2.1. The fee for each of the first two (2) Bayer Random Libraries is due on February 12, 1996, and the fee for each of the second two (2) Bayer Random Libraries is due on [ * * * ] . Such amounts shall not be refundable or creditable against any other amounts due Pharmacopeia under this Agreement.

[ * * *  Confidential Treatment Requested. ]

     4.2  MILESTONE PAYMENTS.

          4.2.1 MILESTONE PAYMENTS. Subject to Section 4.2.2 below, Bayer agrees to pay to Pharmacopeia the following amounts upon achievement by Bayer, or its Affiliates or Sublicensees or other designee of each of the following milestones with respect to Agreement Compounds (including Agreement Products), but not with respect to Excluded Products, as follows:



                 Milestone                             Amount
                 ---------                             ------
         Identification of Lead Compound               $

         Nomination of a Development Candidate         $

         Filing of an IND or initiation of human
         trials in any country                         $   *

         Initiation of Phase III clinical trials           *
         in any country                                $
                                                           *
         Filing of an NDA or NDA equivalent in a
         Major Country                                 $

         First approval of an NDA or NDA equivalent
         in a Major Country                            $

                                              Total    $

     The payments set forth above shall be made with respect to each Agreement Compound; provided, however, if Bayer ceases all development of a particular Agreement Compound or Agreement Product after having made payments with respect to such Agreement Compound or Agreement Product under this
Section 4.2.1 following the accomplishment of any milestone specified herein, there shall be no payment due upon the accomplishment of that same milestone with respect to any subsequent Agreement Compound or Agreement Product hereunder, directed at the same molecular target for the same indication. When milestones are achieved with respect to such subsequent Agreement Product which were not previously paid with respect to an earlier Agreement Compound or Agreement Product, such milestone payments shall be paid pursuant to this Section 4.2.1.

          4.2.2 EXCLUSIONS. Notwithstanding Section 4.2.1 above, in the event that a Derivative Compound which Bayer elects to develop (i) [ * * * ] and (ii) is not (a) within the scope of a patent within the Licensed Technology, Joint Inventions, or Bayer Technology issued as of the Cutoff Date, or (b) within the scope of a patent within the Licensed Technology, Joint Inventions, or Bayer Technology issued from a

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                                   -15-
patent application pending as of the Cutoff Date (or a division or continuation of such an application) and issued subsequent to the Cutoff Date, then Bayer shall not be obligated to pay to Pharmacopeia any milestone payments above respect to such Derivative Compound (or corresponding Agreement Product).

          4.2.3 LEAD COMPOUND. As used herein, a Lead Compound shall be deemed to have been identified at such time as Bayer by action of the Bayer International Research Committee ("IRC") or its successor approves a strategic project based on such Agreement Compound. In any event, however, if Bayer, or any Affiliate or Sublicensee or other designee commits five or more chemists to perform medicinal chemistry optimization with respect to a particular Agreement Compound, the milestone payment due upon identification of a Lead Compound corresponding to such Agreement Compound shall have been paid to Pharmacopeia. Within thirty (30) days after the earlier of the occurrence of (i) an IRC (or corresponding) approval, or (ii) the assignment of five chemists as set forth above, Bayer shall notify Pharmacopeia thereof.

          4.2.4 DEVELOPMENT CANDIDATE. As used herein, "Development Candidate" shall mean a Lead Compound or Derivative Compound therefrom which possesses the desirable properties of a therapeutic agent for the prevention or treatment of a clinical condition, in the absence of required safety trials necessary to begin testing in humans or animals. A Development Candidate shall have been deemed to have been nominated upon the date the [ * * * ] of Bayer (or its successor) approves proceeding with full development of such Agreement Compound. It is understood and agreed that IN VIVO GLP toxicology trials necessary to initiate human clinical trials with respect to an Agreement Compound will not be initiated without the approval of the IPDC, which approval will be deemed to constitute nomination of a Development Candidate.

          4.2.5 NON-HUMAN USES. In the event that Bayer intends to develop or commercialize an Agreement Product for any uses other than human therapeutic or prophylactic uses, it shall promptly notify Pharmacopeia, and the parties shall negotiate in good faith milestone events and payments with respect to each such Agreement Product which, in each case, shall provide Pharmacopeia remuneration in accordance with the commercial value of such use.

          4.2.6 PAYMENTS DUE. All payments made to Pharmacopeia by Bayer pursuant to Section 4.2 shall be due within thirty (30) days after the achievement of the corresponding milestone and shall be nonrefundable.

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                                     -16-

     4.3  ROYALTIES TO PHARMACOPEIA

          4.3.1 BASE ROYALTY. Bayer shall pay to Pharmacopeia running royalties equal to [ * * * ] percent [ * * * ] of Net Sales made by Bayer and its Affiliates and Sublicensees of Agreement Products.

          4.3.2 EXCLUSIONS. Notwithstanding Section 4.3.1 above, in the event that a Derivative Compound (or corresponding Agreement Product) which Bayer elects to develop (i) is conceived later than [ * * * ] after the designation of the Active Compound from which such Derivative Compound was derived, as shown by contemporaneous written evidence, and (ii) is not (a) within the scope of a patent within the Licensed Technology, Joint Inventions, or Bayer Technology issued as of the Cutoff Date, or (b) within the scope of a patent within the Licensed Technology, Joint Inventions, or Bayer Technology issued from a patent application pending as of the Cutoff Date (or a division or continuation of such an application) and issued subsequent to the Cutoff Date, then Bayer shall not be obligated to pay to Pharmacopeia any royalty payments with respect to such Derivative Compound (or corresponding Agreement Product).

          4.3.3 TRADE SECRET ROYALTIES. The parties acknowledge and agree that the principal value contributed by Pharmacopeia is accelerated time to market, enhanced probability of success and the potential for multiple target leads, and that Pharmacopeia may not own or control patent applications or patents covering the manufacture, sale or use of a particular Agreement Product. Bayer acknowledges and agrees that the value Bayer receives hereunder is in the access to the Libraries and accordingly Bayer shall pay the royalties at the rate specified in this Section 4.3, regardless of whether an Agreement Product is covered by a patent application or patent within the Licensed Technology, Joint Inventions or Bayer Technology unless in any country or countries in which Bayer or its Affiliates and/or Sublicensees are selling an Agreement Product, a third party which is not an Affiliate or Sublicensee of Bayer is selling a directly similar competing Agreement Product and sales of such third party(ies) directly similar competing Agreement Product constitute [ * * * ] percent [ * * * ] or more of the Net Sales of the Agreement Product in such country. In the event the above described conditions are met, the royalty rate shall equal
[ * * * ] percent [ * * * ] of the Net Sales of such Agreement Product in such country for the period in which such competing sales exceed [ * * * ] percent [ * * * ] of the Net Sales in such country.

          4.3.4 ROYALTY TERM. Bayer's obligation to pay royalties to Pharmacopeia under this Section 4.3 shall continue for each Agreement Product, on a country-by-country basis, until the date which is the later of
(i) [ * * * ] after the first commercial sale of such Agreement Product in such country by Bayer, its Affiliates or Sublicensees, or (ii) the expiration of the last to expire issued patent within the Licensed Technology containing any claim which would be infringed by making, using

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                                     -17-
or selling the applicable Agreement Product in the applicable country in the absence of the license grants in this Agreement.

          4.3.5 SINGLE ROYALTY; NON-ROYALTY SALES. No royalty shall be payable under this Section 4.3 with respect to sales of Agreement Products among Bayer; its Affiliates and Sublicensees for resale; and in no event shall more than one royalty be due hereunder with respect to any Agreement Product unit even if covered by more than one patent included in the Licensed Technology.

          4.3.6 THIRD PARTY ROYALTIES. Bayer shall be responsible for the payment of any royalties due to third parties for the manufacture, use, marketing, sale or distribution of Agreement Products by Bayer or its Affiliates or Sublicensees (except payments due pursuant to the Columbia License, which shall be the responsibility of Pharmacopeia). It is understood that Pharmacopeia shall be responsible for any royalties due third parties with respect to intellectual property required for the preparation of the Bayer Random Libraries or decoding of Library Compounds.

     4.4 EXCLUDED PRODUCT. Until [ * * * ] , years after the end of the last to expire Exclusivity Period of all Bayer Random Libraries, as such Exclusivity Periods may be extended, within thirty (30) days of the successful completion of Phase II clinical trials with respect to an Excluded Product, Bayer shall notify Pharmacopeia of such event, and provide a description of why such Excluded Product is not an Agreement Product hereunder; provided, Bayer shall have no obligation to notify Pharmacopeia or provide a description of any Excluded Product which does not contain a small molecule compound. If a dispute arises between the parties which the parties are unable to resolve regarding whether or not a product is an Excluded Product, the dispute shall be settled by binding arbitration pursuant to
Section 12.13 herein. The arbitrators shall be independent persons with expertise in patent law and medicinal chemistry. Each party shall present a written statement of its position to the arbitrators and the other party, and the arbitrators shall evaluate such statements, and such other evidence as the arbitrators deem appropriate, and shall select the statement of one of the parties as their position; provided, however, Bayer shall be responsible for presenting evidence establishing that such product meets the criteria set forth in Section 1.13 above. In the event that the arbitrators determine that the Excluded Product that is the subject of the arbitration is an Agreement Product, then Bayer shall pay to Pharmacopeia liquidated damages [ * * * ] due Pharmacopeia pursuant to Section 4.2.1 which were not timely paid to Pharmacopeia (without any obligation to pay interest from the dates such milestone payments originally should have been made), in addition to any other payments due under the Agreement.

[ * * *  Confidential Treatment Requested. ]

                                    ARTICLE 5
                           PAYMENTS; BOOKS AND RECORDS


    5.1 ROYALTY REPORTS AND PAYMENTS. After the first commercial sale of an Agreement Product on which royalties are payable by Bayer hereunder, Bayer shall make quarterly written reports to Pharmacopeia within ninety (90) days after the end of each calendar quarter, stating in each such report, separately for Bayer and each of its Affiliates and Sublicensees, the number, description, and aggregate Net Sales, by country, of each Agreement Product sold during the calendar quarter upon which a royalty is payable under
Section 4.3 above. Subject to any reductions permitted pursuant to the express terms of this Agreement, concurrently with the making of such reports, Bayer shall pay to Pharmacopeia royalties at the rates specified in
Section 4.3.

    5.2 PAYMENT METHOD. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by Pharmacopeia. All payments hereunder shall be made in U.S. dollars. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, calculated on the number of days such payment is delinquent.

    5.3 PLACE OF ROYALTY PAYMENT AND CURRENCY CONVERSIONS. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in THE WALL STREET JOURNAL for the last business day of the calendar quarter to which such payment pertains. If at any time legal restrictions prevent the prompt remittance of any royalties owed on Net Sales in any jurisdiction, Bayer may make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of Pharmacopeia. Bayer shall promptly notify Pharmacopeia of the circumstances leading to such deposit and, at Pharmacopeia's request, cooperate with Pharmacopeia to repatriate such amounts.

    5.4 RECORDS; INSPECTION. Bayer and its Affiliates and Sublicensees shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of such party, as the case may be, for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by a public accounting firm to whom Bayer has no reasonable objection, solely for the purpose of verifying royalty statements hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 5.4 shall be at the expense of Pharmacopeia, unless a variation or error producing an increase exceeding five percent (5)% of the amount stated for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by Bayer together with interest thereon from the date such payments were due at the prime rate as reported by the Chase Manhattan Bank, New York, New York. Pharmacopeia agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Pharmacopeia to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The public accounting firm employees shall sign customary confidentiality agreement as a condition precedent to their inspection and shall report to Pharmacopeia only that information which would be contained in a properly prepared royalty report by Bayer.

    5.5    TAX MATTERS.

           5.5.1 WITHHOLDING TAXES. All royalty amounts required to be paid to Pharmacopeia pursuant to this Agreement shall be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States ("Withholding Taxes") to the extent Pharmacopeia and/or its Affiliates or their successors has the lawful rights to utilize the Withholding Taxes paid by Bayer as a credit against Pharmacopeia's and/or its Affiliates' regular U.S. tax liability. Bayer shall provide Pharmacopeia a certificate evidencing payment of any Withholding Taxes hereunder.

           5.5.2 SALES TAXES. Any sales taxes, use taxes, transfer taxes or similar governmental charges required to be paid in connection with the transfer of the Bayer Random Libraries shall be the sole responsibility of Bayer. In the event that Pharmacopeia is required to pay any such amounts, Bayer shall promptly remit payment to Pharmacopeia of such amounts.


                                 ARTICLE 6
                             COMMERCIALIZATION


    6.1 DUE DILIGENCE. The selection of Active Compounds, Derivative Compounds and Agreement Products for development and commercialization shall be in the sole discretion of Bayer. Bayer shall, at Bayer's expense, be responsible for conducting all development of Agreement Compounds and Agreement Products, and all commercialization of Agreement Products. Bayer shall use its reasonable efforts to develop and commercialize Agreement Products as expeditiously as practicable and take such other actions as is necessary to obtain government approvals to market each Agreement Product in the Major Countries and other significant markets throughout the world, and thereafter to promote each Agreement Product and meet the market demand therefor in such markets.

    6.2  LICENSE BACK.

         6.2.1 LACK OF DILIGENCE. If, following the initial Exclusivity Period of the Bayer Random Library containing the Active Compound from which a particular Agreement Product is developed, Bayer fails to use diligent efforts pursuant to Section 6.1 of this Agreement to actively develop and commercialize such Agreement Product, or does not cure any such breach noticed by Pharmacopeia pursuant to Section 11.2 herein within the time permitted thereunder, or determines and provides Pharmacopeia notice that it will not commercialize such Agreement Product subject to this Agreement and so notifies Pharmacopeia, thereafter Bayer's rights with respect to the Active Compound from which such Agreement Product was developed shall terminate worldwide, subject to the following terms and conditions:

                (a) Bayer may exercise due diligence itself or through Sublicensees. In the event that Bayer ceases its own diligent development and/or commercialization of an Agreement Compound, and within six (6) months of such cessation enters into an agreement with a Sublicensee providing that such Sublicensee shall diligently conduct such activities pursuant to Section
6.1 above, then such cessation shall not terminate Bayer's rights with respect to the Active Compound from which such Agreement Compound was developed;

                (b) if Bayer has identified at least one Lead Compound with activity against a particular molecular target and paid to Pharmacopeia the applicable milestone, then the subsequent diligent development and commercialization of one Agreement Product with activity against such molecular target, shall satisfy Bayer's diligence obligations with respect to all Active Compounds with activity against the same molecular target;

                (c) even if Bayer has failed to satisfy its diligence requirements under Section 6.1, Bayer may retain exclusive rights to a particular Active Compound after such time by paying to Pharmacopeia an annual fee of [ * * * ] per such Active Compound, which amount shall be paid on each anniversary of the Effective Date; and

                (d) even if Bayer has failed to satisfy its diligence requirements under Section 6.1, Bayer may retain exclusive rights to all Active Compounds with activity against a particular molecular target by paying to Pharmacopeia an annual fee of [ * * * ] which amount shall be paid on each anniversary of the Effective Date.

[ * * *  Confidential Treatment Requested. ]

In the event that Bayer's rights terminate with respect to any Active Compound under this Section 6.2, Bayer shall grant and hereby grants to Pharmacopeia or its designee, a non-exclusive, worldwide, royalty-free, irrevocable license under the Bayer Technology, including the right to grant and authorize sublicenses, to make, have made, use, have used, import, have imported, offer for sale, have sold and sell such Active Compound; provided, however, if any such Active Compound ever was a Lead Compound, then the foregoing license shall be royalty-bearing rather than royalty-free, and Pharmacopeia shall pay to Bayer a royalty negotiated in good faith by the parties which shall reflect the stage of commercial development and commercial value of such Active Compound. In the event Pharmacopeia wishes to acquire an exclusive license under the Bayer Technology with respect to such Active Compound, it may provide Bayer notice thereof, and the parties shall promptly negotiate in good faith an exclusive, worldwide, royalty-bearing license, with the right to grant and authorize sublicenses, to make, have made, use, have used, import, have imported, offer for sale, have sold and sell such Active Compound and products based thereon.

         6.2.2 ROYALTIES TO BAYER. In the event that Bayer agrees to allow Pharmacopeia to acquire rights to any Derivative Compound or Agreement Product, then the parties shall negotiate in good faith terms under which Pharmacopeia will receive an exclusive, worldwide license, with the right to grant sublicenses, to make, have made, use, import, have imported, offer for sale, sell or otherwise exploit such Derivative Compound or Agreement Product.

    6.3 REGULATORY FILINGS. If Pharmacopeia acquires rights from Bayer with respect to any Active Compound, Derivative Compound or Agreement Product pursuant to Sections 6.2.1 or 6.2.2 above, upon the request of Pharmacopeia, Bayer may, in exchange for agreed consideration, provide Pharmacopeia with access to and the right to use all regulatory filings made by Bayer or its Affiliates or Sublicensees to the extent possible with respect to such Active Compound, Derivative Compound or Agreement Product, together with the underlying pre-clinical and clinical data relating thereto, and agreed government permits and health registrations and other rights pertaining thereto.


                                   ARTICLE 7
                             INTELLECTUAL PROPERTY

    7.1 OWNERSHIP OF INVENTIONS. Title to all inventions and other intellectual property made by employees of Bayer or its Affiliates, but not Pharmacopeia based on Bayer Random Libraries ("Bayer Inventions") shall be deemed owned by Bayer. Title to all inventions and other intellectual property made solely by employees of Pharmacopeia, but not Bayer or its Affiliates based on Bayer Random Libraries ("Pharmacopeia Inventions") shall be deemed owned by Pharmacopeia. Title to all inventions and other intellectual property made jointly by employees of Bayer or its

Affiliates and Pharmacopeia based on Bayer Random Libraries ("Joint Inventions") shall be deemed jointly owned by Pharmacopeia and Bayer. Inventorship of inventions and other intellectual property rights conceived and/or reduced to practice pursuant to this Agreement, and rights of ownership with respect thereto, shall be discussed by patent counsel of Bayer and Pharmacopeia prior to the filing of each patent application subject to this Agreement. Inventorship shall be determined in accordance with the patent laws of the country or countries in which such inventions or other intellectual property were made. In the event that the parties disagree as to inventorship and/or the applicable law with respect to any invention or patent application, such matter shall be subject to resolution pursuant to Section 12.13.

    7.2  PATENT PROSECUTION.

         7.2.1  RESPONSIBILITIES.

                (a) PHARMACOPEIA INVENTIONS. Pharmacopeia shall be responsible for preparing, filing, prosecuting and maintaining in the Core Countries and such other countries it deems appropriate, patent applications and patents relating to all Pharmacopeia Inventions included within the Licensed Technology and conducting any interferences, re-examinations, reissues or oppositions relating to such Licensed Technology. As used in this Agreement, "Core Countries" shall mean the United States, Canada, Europe (members of the European Patent Convention via European Patent Office applications) and Japan.

                (b)  JOINT INVENTIONS.  Subject to Sections 7.2.3 and
7.2.4, Bayer shall be responsible for preparing, filing, prosecuting and maintaining in the Core Countries and such additional countries designated by Bayer, patent applications and patents relating to all Joint Inventions included within the Licensed Technology and conducting any interferences, re-examinations, reissues or oppositions relating to such Licensed Technology.

                (c) BAYER INVENTIONS. Bayer shall be responsible for preparing, filing, prosecuting and maintaining worldwide in such countries it deems appropriate, patent applications and patents, and conducting any interferences, re-examinations, reissues, or oppositions or requests for patent term extension or governmental equivalents thereto relating to Bayer Inventions.

         7.2.2  FAILURE TO PROSECUTE

                (a) Bayer may elect upon ninety (90) days prior notice to discontinue prosecution of any patent applications filed pursuant to
Section 7.2.1 (b) above and/or not to file or conduct any further activities with respect to the patent applications or patents subject to such Section. In the event Bayer declines to file or having filed fails to further prosecute or maintain any patent applications or patents subject to Section 7.2.1 (b) above, or conduct any interferences, re-examinations, reissues, or oppositions, at Pharmacopeia's request, Bayer shall assign to Pharmacopeia its entire interest in such patent applications and patents. In such event, Pharmacopeia shall have the right to prepare, file, prosecute and maintain such patent applications and patents in such countries worldwide it deems appropriate, and conduct any interferences, re-examinations, reissues or oppositions, at its sole expense. In such event, Bayer shall cooperate with Pharmacopeia, at Pharmacopeia's request and expense, to perfect and record such assignments, and defend and enforce such patent rights.

                (b) Pharmacopeia may at its sole discretion discontinue any or all of its activities subject to Section 7.2.1(a) above. In the event Pharmacopeia declines to file or having filed fails to further prosecute or maintain any patent applications or patents subject to Section 7.2.1(a) above, or conduct any interferences, re-examinations, reisssues, oppositions, at Bayer request, Pharmacopeia shall assign to Bayer its entire interest in such patent applications and patents. In such event, Bayer shall have the right to prepare, file, prosecute and maintain such patent applications and patents in such countries worldwide it deems appropriate, and conduct any interferences, re-examinations, reissues or oppositions, at its sole expense. In such event, Pharmacopeia shall cooperate with Bayer, at Bayer's request and expense, to perfect and record such assignments, and defend and enforce such patent rights.

         7.2.3 COOPERATION. Each of Bayer and Pharmacopeia shall keep the other fully informed as to the status of patent matters described in this
Article 7, including, without limitation, by providing the other the opportunity to fully review and comment as far in advance of filing dates as feasible on any documents which will be filed in any patent office, and providing the other copies of any documents that such party receives from such patent offices promptly after receipt, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions. Bayer and Pharmacopeia shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the others party's request. Patent counsel designated by each party will meet at least on a semi-annual basis, unless otherwise agreed in writing, during (i) the Exclusivity Period for each Bayer Random Library, and (ii) the pendency of any patent applications claiming Joint Inventions subject to this
Section 7.2 to coordinate, discuss, review and implement patent filing and prosecution strategy.

         7.2.4 COSTS. Responsibilities for costs incurred under this Article shall be allocated, as follows:

               (i) Pharmacopeia shall pay all costs incurred pursuant to Section 7.2.1 (a); and

               (ii) Bayer shall pay all costs incurred pursuant to Section 7.2.1(b) and (c).

          7.2.5 COPIES. Bayer shall promptly provide to Pharmacopeia a copy of any patent applications filed by Bayer or its Affiliates or Sublicensees during the term of this Agreement with respect to any Agreement Compounds, except with respect to Excluded Products. Pharmacopeia shall promptly provide to Bayer a copy of any patent applications filed by Pharmacopeia or its Affiliates during the term of this Agreement with respect to any Agreement Compounds.

     7.3  ENFORCEMENT AND DEFENSE.

          7.3.1 ENFORCEMENT. Each party shall promptly notify the other of its knowledge of any potential infringement of the Licensed Technology by a third party. Unless Bayer's interest in such Licensed Technology has been assigned to Pharmacopeia pursuant to Section 7.2.2(a), Bayer has the right, but not the obligation, to take reasonable legal action necessary to protect the Licensed Technology described in Section 7.2.1(b) against infringements by third parties. If within six (6) months following receipt of such notice from Pharmacopeia, Bayer fails to take such Action to halt a commercially significant infringement, Pharmacopeia shall, in its sole discretion, have the right, at its expense, to take such action as it deems warranted in its own name or in the name of Bayer or jointly to cease any infringement with respect to the Licensed Technology subject to Section 7.2.1(b). Each party agrees to render such reasonable assistance as the prosecuting party may request. [ * * * ] Pharmacopeia shall have the right to enforce patents described in Section 7.2.1(a) in its sole discretion.

          7.3.2 INFRINGEMENT CLAIMS. If the manufacture, sale or use of any Agreement Product pursuant to this Agreement because of the practice of the Licensed Technology, the Excluded Technology or the Bayer Technology results in any claim, suit or proceeding alleging patent infringement against Pharmacopeia or Bayer (or its Affiliates or Sublicensees), such party shall promptly notify the other party hereto in writing setting forth the facts of such claim in reasonable detail. The party subject to such claim shall have the exclusive right and obligation to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any settlement which admits or concedes that any aspect of the Bayer Technology (in the case of Pharmacopeia), or the Licensed Technology or Excluded Technology (in the case of Bayer), is invalid or unenforceable without the prior written consent of such other party. The party subject to the claim shall keep the other party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

[ * * *  Confidential Treatment Requested. ]

                                    ARTICLE 8
                                 CONFIDENTIALITY

     8.1 CONFIDENTIAL INFORMATION. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for [ * * * ] thereafter, the receiving party shall not, except as expressly provided in this Article 8, disclose to any third party or use for any purpose any confidential information furnished to it by the disclosing party pursuant to this Agreement ("Confidential Information") except to the extent that it can be established by the receiving party by competent proof that such information:

          (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

          (d) was independently developed by the receiving party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

          (e) was disclosed to the receiving party other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not to disclose such information to others.

     8.2 PERMITTED USE AND DISCLOSURES. Each party hereto may use or disclose Confidential Information disclosed to it by the other party to the extent such information is included in the Licensed Technology or Bayer Technology, as the case may be, and to the extent such use or disclosure is reasonably necessary and permitted in the exercise of the rights granted hereunder in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or court orders or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising license rights expressly granted to the other party to it pursuant to the terms of this Agreement, provided that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use reasonable efforts to secure confidential treatment of such Confidential Information in consultation with the other party prior to its disclosure

[ * * *  Confidential Treatment Requested. ]

(whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

     8.3 NONDISCLOSURE OF TERMS. Each of the parties hereto agrees not to disclose to any third party the terms of this Agreement without the prior written consent of the other party hereto, except to such party's attorneys, advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Notwithstanding the foregoing, the parties shall agree upon a press release to announce the execution of this Agreement, together with a corresponding Q&A outline for use in responding to inquiries about the Agreement; thereafter, Pharmacopeia and Bayer may each disclose to third parties the information contained in such press release and Q&A without the need for further approval by the other. In addition, Pharmacopeia may make public statements regarding progress with respect to the development and commercialization of Agreement Products, including announcement of the achievement of milestones and fees therefor, following consultation with Bayer and with the written consent of Bayer. At least ten (10) business days before submission, Pharmacopeia shall provide Bayer an opportunity to review any copy of this Agreement which Pharmacopeia intends to file with the U.S. Securities and Exchange Commission or equivalent entity.

     8.4 PUBLICATION. Until the end of the Exclusivity Period of any particular Library Compound, any manuscript, abstract or presentation (including information to be presented verbally) by Pharmacopeia or Bayer or its Affiliates or Sublicensees describing Active Compounds or Derivative Compounds or Agreement Products based thereon shall be subject to the prior review of the other party at least ninety (90) days prior to submission. Further, to avoid loss of patent rights as a result of premature public disclosure of patentable information, the receiving party shall notify the disclosing party in writing within thirty (30) days after receipt of such a disclosure whether the receiving party desires to file a patent application on any invention disclosed in such scientific results. In the event that the receiving party desires to file such a patent application, the disclosing party shall withhold publication or disclosure of such scientific results until the earlier of (i) a patent application is filed thereon, or (ii) the parties determine after consultation that no patentable invention exists, or
(iii) one hundred and eighty (180) days after receipt by the disclosing party of the receiving party's written notice of the receiving party's desire to file such patent application, or such other period as is reasonable for seeking patent protection. Further, if such scientific results contain the information of the receiving party that is subject to use and nondisclosure restrictions under this Article 8, the disclosing party agrees to remove such information from the proposed publication or disclosure. Following the filing of any patent application within the Licensed Technology or Bayer Technology, in the eighteen (18) month period prior to the publication of such a patent application neither party shall make any public disclosure regarding any invention claimed in such patent application without the prior written consent of the other party.

                               ARTICLE 9
                    REPRESENTATIONS AND WARRANTIES

    9.1 BAYER. Bayer warrants and represents on its own behalf and on behalf of its Affiliates that: (i) it has the legal power, authority and right to enter into this Agreement, and to perform all its obligations hereunder, and (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms.

    9.2 PHARMACOPEIA. Pharmacopeia represents and warrants that: (i) it has the legal right and power to extend the rights granted in this Agreement;
(ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) has the full right to enter into this Agreement, and to perform all of its obligations hereunder; (iv) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights which are inconsistent in any material way with the rights and licenses granted herein; (v) to the best of its knowledge as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to the Licensed Technology; (vi) to the best of its knowledge as of the Effective Date, the Licensed Technology does not include intellectual property licensed from third parties that would require Bayer to pay to such third parties a royalty to make, have made, use and sell Agreement Products; (vii) to the best of its knowledge as of the Effective Date, the practice by Pharmacopeia of the Excluded Technology does not infringe the intellectual property rights of third parties; and (viii) during the term of this Agreement, Pharmacopeia will use reasonable efforts not to materially breach the Columbia License.

    9.3 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, PHARMACOPEIA AND BAYER AND THEIR RESPECTIVE AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY, THE BAYER TECHNOLOGY, BAYER RANDOM LIBRARIES, THE LIBRARY COMPOUNDS, ACTIVE COMPOUNDS, DERIVATIVE COMPOUNDS, AGREEMENT COMPOUNDS OR AGREEMENT PRODUCTS, OR INFORMATION DISCLOSED PURSUANT TO ARTICLE 8 INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY LICENSED TECHNOLOGY, EXCLUDED TECHNOLOGY, OR BAYER TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

                                ARTICLE 10
                             INDEMNIFICATION

    10.1 BAYER. Bayer agrees to indemnify, defend and hold Pharmacopeia, its Affiliates and their directors, officers, employees agents and their respective successors, heirs and assigns (the "Pharmacopeia Indemnitees") harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising, directly or indirectly out of or in connection with third party claims, suits, actions, demands or judgements, including, without limitation, personal injury and product liability matters, suits, actions, or demands relating to (i) any Agreement Products developed, manufactured, used, sold or otherwise distributed by or on behalf of Bayer, its Affiliates, Sublicensees or other designees (including without limitation, product liability claims), (ii) the use of the Bayer Random Libraries provided to Bayer hereunder; or (iii) any material breach by Bayer of the representations and warranties made in this Agreement, except in each case, to the extent such Liabilities resulted from a material breach of this Agreement by Pharmacopeia or negligence or intentional misconduct on the part of Pharmacopeia.

    10.2 PHARMACOPEIA. Pharmacopeia agrees to indemnify, defend and hold Bayer, its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the "Bayer Indemnitees") harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising, directly or indirectly out of or in connection with third party claims, suits, actions, demands or judgments, including without limitation personal injury and product liability matters, suits, actions, demands relating to (i) any Agreement Products developed, manufactured, used, sold or otherwise distributed by or on behalf of Pharmacopeia, its Affiliates, Sublicensees or other designees pursuant to Section 6.2 herein (including, without limitation, product liability claims), (ii) any action of Pharmacopeia in the preparation of Bayer Random Libraries and the decoding of Library Compounds in connection with the performance of this Agreement; and (iii) any material breach by Pharmacopeia of the representations and warranties made in this Agreement, except in each case, to the extent such Liabilities resulted from a material breach of this Agreement by Bayer or negligence or intentional misconduct on the part of Bayer.

    10.3 PROCEDURE. In the event that any Indemnitee intends to claim indemnification under this Article 10 it shall promptly notify the other party in writing of such alleged Liability. The indemnifying party shall have the right to control the defense thereof with counsel of its choice, so long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the indemnifying party would be inappro-priate due to actual or potential differing interests between such Indemnitee and any other party reasonably represented by such counsel in such proceeding. The affected Indemnitees shall cooperate with the indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this Article 10. The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying party, which such party shall not be required to give.

                               ARTICLE 11
                          TERM AND TERMINATION

    11.1 TERM. Except as set forth below, the term of this Agreement shall begin as of the Effective Date and continue in full force and effect, on a country-by-country, and Agreement Product-by-Agreement Product basis, unless terminated earlier as provided in this Article 11, until Bayer, its Affiliates and Sublicensees, (or if pursuant to Section 6.2, Pharmacopeia and its Affiliates or Sublicensees), have no remaining royalty payment obligations in a country, at which time the Agreement shall expire in its entirety in such country.

    11.2 TERMINATION FOR BREACH. Either party to this Agreement may terminate this Agreement as to the other party hereto in the event such other party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching party by the nonbreaching party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the sixty (60) days; provided, however, in the case of a failure to pay any amount due hereunder, such default may be the basis of termination fifteen (15) business days following the date that notice of such default was provided to the breaching party.

    11.3 TERMINATION FOR INSOLVENCY. If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization, dissolution, liquidation, or winding-up of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

    11.4 TERMINATION DUE TO ACQUISITION. During the Initial Term (as defined in the Collaboration Agreement), if any third party which is a competitor of Bayer shall purchase substantially all the assets of Pharmacopeia or if there is a change of control of Pharmacopeia, Bayer may terminate this Agreement effective ninety (90) days after written notice is received by Pharmacopeia, or its parent, successor, surviving or the new entity, as the case may be. As used herein, change of control shall mean the acquisition by a third party which is a competitor of Bayer of forty percent (40%) or more of the voting stock of Pharmacopeia.

    11.5 CONCURRENT TERMINATION WITH THE COLLABORATION AGREEMENT. In the event of any termination of the Collaboration Agreement during the Initial Term, this Agreement shall terminate concurrently.

    11.6  EFFECT OF BREACH OR TERMINATION.

          11.6.1 ACCRUED RIGHTS AND OBLIGATIONS. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

          11.6.2 RETURN OF MATERIALS. Upon any termination of this Agreement, Bayer and Pharmacopeia shall promptly return to the other party all Confidential Information (including without limitation all Existing and Future Know-How and Bayer Technology, as the case may be) received from the other party (except one copy of which may be retained for archival purposes) and any remaining Library Compounds in Bayer's possession.

          11.6.3 POST-TERMINATION PRODUCT SALES. In the event of the cancellation or termination of any license rights with respect to an Agreement Product prior to the expiration thereof or termination of this Agreement, inventory of an Agreement Product may be sold for up to six (6) months after date of termination, provided earned royalties are paid thereon.

          11.6.4 LICENSES. The licenses granted Bayer herein shall terminate in the event of a termination by Pharmacopeia pursuant to Section
11.2 or 11.3, and any licenses granted to Pharmacopeia under Section 6.2 shall terminate in the event of a termination by Bayer under Section 11.2,
11.3 or 11.4; provided, however, in the event of a termination by Bayer pursuant to Section 11.4, the licenses granted by Pharmacopeia shall remain in effect with respect to the Licensed Technology existing as of the effective date of such termination, subject to the terms and conditions of this Agreement. If more than one Agreement Product is being commercially developed or exploited by Bayer, its Affiliates or Sublicensees hereunder and a breach entitling Pharmacopeia to terminate this Agreement relates solely to a single Agreement

Product, then Pharmacopeia shall be entitled to terminate this Agreement only with respect to the applicable Agreement Product.

    11.7  SURVIVAL.  Sections 2.12, 3.5, 3.6, 3.7, 5.1, 5.4, 5.5, 6.2, 6.3,
7.1, 7.2 and Articles 8, 9, 10, 11 and 12 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

                                  ARTICLE 12
                                 MISCELLANEOUS

    12.1 GOVERNING LAWS. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the state of New York, without reference to conflicts of laws principles and excluding any application of the United Nations Convention on the International Sale of Goods.

    12.2 NO IMPLIED LICENSES. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be created by implication, estoppel or otherwise.

    12.3 WAIVER. It is agreed that no waiver by any party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

    12.4 ASSIGNMENT. This Agreement shall not be assignable by either party to any third party hereto without the written consent of the other party hereto except in the case of Bayer to its designated Affiliate(s), provided however, that Bayer guarantees the performance of such Affiliate(s) in a manner reasonably acceptable to Pharmacopeia. Either party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. This Agreement shall be binding upon and accrue to the benefit or any permitted assignee, and any such assignee shall agree to perform the obligations of the assignor.

    12.5 INDEPENDENT CONTRACTORS. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint ventures of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

    12.6 COMPLIANCE WITH LAWS. In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of pharmaceutical products pursuant to this Agreement.

    12.7 PATENT MARKING. Bayer agrees to mark and have its Affiliates and Sublicensees mark all Agreement Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

    12.8 NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto and shall be deemed to have been given upon receipt:

    Pharmacopeia:    Pharmacopeia
                     101 College Road East
                     Princeton, New Jersey 08540
                     Attn:  Chief Executive Officer

    with a copy to:  Wilson Sonsini Goodrich & Rosati
                     650 Page Mill Road
                     Palo Alto, California 94304-1050
                     Attn:  Michael S. Rabson, Esq.

    Bayer:           Bayer Corporation
                     Pharmaceutical Division
                     400 Morgan Lane
                     West Haven, Connecticut 06516
                     Attn:  Office of the President

    with a copy to:  Bayer Corporation
                     Pharmaceutical Division
                     400 Morgan Lane
                     West Haven, Connecticut 06516
                     Attn:  Office of the General Counsel

    12.9 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain.

    12.10 FORCE MAJEURE. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party, provided such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

    12.11 NO CONSEQUENTIAL DAMAGES. In no event shall any party to this Agreement have any liability to the other for any special, consequential or incidental damages arising under this Agreement under any theory of liability.

    12.12 COMPLETE AGREEMENT. This Agreement with its Exhibits, together with the Collaboration Agreement and the Stock Purchase Agreement executed by the parties of even date herewith, constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as set forth herein and therein. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Pharmacopeia and Bayer.

    12.13 DISPUTE RESOLUTION.

          12.13.1 The parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement relating to either party's rights and/or obligations hereunder. The parties shall follow the procedures set forth in this paragraph to facilitate the resolution of disputes arising under this Agreement in an attempt to avoid the submission of disputes to arbitration pursuant to this Section 12.13.1 Any disputes among the members of the RSC, or other disputes between the parties, that cannot be resolved by good faith negotiation, shall be referred, by written notice from either party to the other, to the respective officers of the parties designated below (or their successors).


                  For Bayer:  President of the Pharmaceutical Division

                  For Pharmacopeia:  Chief Executive Officer

Such executive officers shall negotiate in good faith to achieve a resolution to the dispute referred to them within thirty (30) days after such notice is received.

          12.13.2 Any dispute or controversy arising out of or related to this Agreement which is not resolved pursuant to Section 12.13.1 within thirty
(30) days shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators appointed in accordance with said rules (the "Arbitrators"). The arbitration shall be held in New York, New York. At least one of the Arbitrators shall be an independent expert with expertise in pharmaceutical product development generally, and if possible, in the specific discipline to which the dispute predominantly relates. The Arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the Arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The governing law provided for under Section 12.1 hereof shall be applied to all matters in dispute between the parties with respect to this Agreement.

          12.13.3 Each party shall bear its own costs and attorneys' and witness' fees. The costs of the administration of the arbitration, including arbitrator's fees and administrative fees and expenses, shall be shared equally by the parties. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty
(30) days following the final decision of the Arbitrators or such other reasonable period as the Arbitrators determine in a written opinion. A decision (the "Decision") shall be rendered within one (1) year from the date the dispute is submitted to arbitration pursuant to this section. The arbitral proceedings and the Decision shall not be made public without the joint consent of the parties and each party shall maintain the confidentiality of such proceedings and Decision unless otherwise permitted by the other party. Any Decision which requires a monetary payment shall require such payment to be payable in United States Dollars, free of any tax or other deduction. The parties agree that the Decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the Arbitrators. Each party hereby expressly waives any and all rights such party may have with respect to a judicial review of the Decision in the courts of any country. Application may be made to any court having jurisdiction over the party (or its assets) against whom the Decision is rendered for a judicial validation, acceptance, and recognition of the Decision and an order of enforcement.

    12.14 CONSENTS NOT UNREASONABLY WITHHELD. Whenever a provision is made in this Agreement for either party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provision is made for one party to object or disapprove of a matter, such objection or disapproval shall not unreasonably be exercised.

    12.15 FURTHER ACTIONS. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

    12.16 NO TRADEMARK RIGHTS. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Pharmacopeia" or "Bayer", or any other trade name or trademark of the other party or its Affiliates, if any, in connection with the performance of this Agreement.

    12.17 PERFORMANCE OF AFFILIATES AND SUBLICENSEES. Bayer shall be responsible for the compliance of its Affiliates and Sublicensees with the terms and conditions of this Agreement, and for any liabilities arising from the practice by such entities of the rights granted herein.

    12.18 HEADINGS. The captions to the several Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

    12.19 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals.



BAYER CORPORATION                  PHARMACOPEIA, INC.

By:   /s/ Gerd D. Muller           By:  /s/ Joseph A. Mollica
   ------------------------------      ---------------------------------------

Name:  Gerd D. Muller              Name:   Joseph A. Mollica
     ----------------------------       --------------------------------------

Title: Executive Vice President    Title: Chairman and Chief Executive Officer
      ---------------------------        -------------------------------------

                                  EXHIBIT A

    1. Pharmacopeia will provide to Bayer Random Libraries containing a minimum of [ * * * ] different compounds per year, in [ * * * ] libraries arrayed in 96-well microtiter plates suitable for high throughput screening. No Random Library will contain less than [ * * * ] members. The number of compounds in each well of the sets of microtiter plates produced for a given assay will be determined by Bayer but will be within a range of [ * * * ] compounds per well. The type of plate and format for control wells will also be determined by Bayer subject to compatibility with Pharmacopeia's production processes.

    2. Once the format and number of compounds per well is agreed for each assay, Pharmacopeia will then provide for each assay that number of plates required to contain [ * * * ] compounds as are contained in each library, E.G. for each assay [ * * * ] randomly selected compounds would be provided for a library of [ * * * ] members [ * * * ] As an example, a member library arrayed at [ * * * ] compounds per well in [ * * * ] wells at [ * * * ] redundancy would require [ * * * ] plates for one assay. The total number of plates will not exceed [ * * * ] per Random Library. Pharmacopeia will [ * * * ] Pharmacopeia will then decode the chemical structure from single active compounds within 1 month of notification of a request for decoding by Bayer. Pharmacopeia will perform up to [ * * * ] and decodes per library at a rate of up to [ * * * ] and [ * * * ] decodes per month.

    3. Plates will be provided [ * * * ] consistent with Bayer's ability to screen compounds, but in no event [ * * * ] more than a total (for all [ * * * ] of [ * * * ] plates per month. After the first year of the agreement, this rate of plate supply may be increased by [ * * * ] plates per month upon [ * * * ] prior written request by Bayer. Pharmacopeia recommends that plates be delivered to each assay in a just-in-time fashion to minimize the possibility of compound decomposition upon storage.

    4. For up to [ * * * ] from delivery of a set of plates, Pharmacopeia will store the corresponding "master" plates containing the same compounds but attached to solid support.

    5. Pharmacopeia shall not be responsible for replacing plates which are rendered unusable due to Bayer's failure to promptly screen, or store libraries under conditions recommended by Pharmacopeia at the time of delivery; provided, Bayer may request Pharmacopeia to replace such plates on the terms and conditions set forth herein.

[ * * *  Confidential Treatment Requested. ]

                                  EXHIBIT B

                              BAYER AFFILIATES



                                  [ * * * ]



[ * * *  Confidential Treatment Requested. ]